UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

June 6, 2017

ALMOST NEVER FILMS INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-53049	26-1665960
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8605 Santa Monica Blvd #98258, West Hollywood, California 90069-4109

(Address of principal executive offices)

(213) 296-3005

 (Registrant’s telephone number, including area code)

13636 Ventura Blvd., #475, Sherman Oaks, CA 91423

(Former Name or former address if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 6, 2017, Almost Never Films, Inc. (“ANF”) issued a 2.5% promissory note (the “ANF Note”) to Weirong Zhang (the “Investor”). Pursuant to the ANF Note, ANF is receiving $200,000, which is due to the Lender ninety (90) days from the date the purchase price of $200,000 is paid. The ANF Note accrues interest at 2.5% per 90 days. Thereafter, on June 7, 2017, The Money Pool, LLC (“Money Pool”) issued a non-transferable promissory note to ANF for $200,000 (the “Money Pool Note”). ANF shall fund the Money Pool Note with the funds received from the Investor. Money Pool shall use the funds from the Money Pool Note, along with its own funds, in order to provide a bridge loan to Blue Rider San Juan, LLC (“Blue Rider”), in connection with the production of a motion picture known as “Speed Kills”. Blue Rider is the international sales agent for “Speed Kills.” The Money Pool Notes accrues interest of a flat 2.5% for the first 45 days from funding. In the event the Money Pool Note is not paid in full within 45 days, the flat interest rate will increase to 3.5% for each 45-day period any balance or accrued interest remains unpaid. The principal and interest shall be payable by Money Pool to ANF from payments made by Blue Rider on the bridge loan provided by Money Pool.

Prior to the date of the ANF Note and the Money Pool Note, respectively, ANF had no interaction, other than the negotiation of the ANF Note and the Money Pool Note, with the Investor or Money Pool.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Promissory Note, dated June 6, 2017, issued by ANF.
10.2	Non-Transferrable Promissory Note, dated June 7, 2017, issued by Money Pool.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 9, 2017

Almost Never Films Inc.

By:	/s/ Danny Chan
Name:	Danny Chan
Title:	Chief Executive Officer

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